                                                           EXHIBIT 5.1


               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]


                                 June 26, 1998


Catalytica, Inc.
430 Ferguson Drive
Mountain View, California  94043

  RE:  REGISTRATION STATEMENT ON FORM S-8
       ----------------------------------

Gentlemen:

  We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on June 26, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 2,000,000 shares of your Common Stock which are to be issued pursuant to the 1992 Stock Option Plan, as amended, and up to 1,500,000 shares of Common Stock which are to be issued pursuant to the 1992 Employee Stock Purchase Plan, as amended, (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

  It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                 Very truly yours,

                                 WILSON SONSINI GOODRICH & ROSATI
                                 Professional Corporation

                                 /s/ WILSON SONSINI GOODRICH & ROSATI